Exhibit 10.1

EXECUTION VERSION

SHAREHOLDERS' AGREEMENT
DATED 2 JULY 2018
BT PENSION SCHEME TRUSTEES LIMITED as trustee for and on behalf of the BT PENSION SCHEME and FEDERATED INVESTORS, INC. and HERMES FUND MANAGERS LIMITED and FEDERATED HOLDINGS (UK) II LIMITED

Allen & Overy LLP 0122421-0000002 CO:33052312.2

CONTENTS
Clause    Page

1.	Definitions and Interpretation 3

2.	Business and Objectives 4

3.	Effectiveness of this Agreement 5

4.	Compliance with and Precedence of this Agreement 5

5.	Board Composition and Corporate Governance 5

6.	Management and Decision Making 9

7.	Conflict of Interests 10

8.	Budgets and Dividend Policy 11

9.	Information Rights 12

10.	Other Continuing Obligations of the Company 13

11.	Funding and Issues of Securities 14

12.	Rights Offers 15

13.	Restrictions on Disposal 17

14.	General Provisions Relating to Issue and Transfer of Shares 18

15.	Prohibited Activities 18

16.	Warranties 19

17.	Anti-Corruption 19

18.	Term and Termination 20

19.	Confidentiality 20

20.	Tax Matters 22

21.	Notices 22

22.	Payments 24

23.	General 24

24.	Governing law and Jurisdiction 26
Schedule

1.	Capital Structure 28

2.	Board Meetings 29

3.	Shareholder Meetings 31

4.	Reserved Matters 32

Part 1	Matters Requiring Shareholder Approval 32

5.	Information Rights 35

Part 1	Accounts and periodic accounting 35

Part 2	Other Information 35

6.	Form of Deed of Adherence 37

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7.	ESG Principles 39

8.	Definitions and Interpretation 40

Signatories    48
Documents in the Agreed Form

1.	Constitution 52

2.	Initial Budget 53

3.	New LTIP and share incentive plan 54

THIS DEED is made on 2 July 2018
BETWEEN:

(1)	HERMES FUND MANAGERS LIMITED a company incorporated in England & Wales (registered number 01661776) whose registered office is at Sixth Floor, 150 Cheapside, London, England, EC2V 6ET (the Company);

(2)
BT PENSION SCHEME TRUSTEES LIMITED incorporated in England & Wales with registered number 06009363 and which has its registered office at One America Square, 17 Crosswall, London, England, EC3N 2LB in its capacity as trustee for and on behalf of the BT Pension Scheme (the Scheme) which is governed by a deed and rules dated 5 April 2016 (as amended) (BTPS);

(3)	FEDERATED HOLDINGS (UK) II LIMITED (registered in England under registered number 11227851) whose registered office is at 5th Floor One New Change, London, United Kingdom, EC4M 9AF (Federated); and

(4)
FEDERATED INVESTORS, INC. a company incorporated in the Commonwealth of Pennsylvania, USA (FII, and together with Federated, the Federated Parties (which expression shall mean either or both of FII and Federated, as applicable)).

BACKGROUND:

(A)	Hermes Fund Managers Limited is a private limited company incorporated in England with registered number 01661776.

(B)	With effect from the Effective Date, the capital structure of the Company will be as set out in Schedule 1.

(C)	The parties have agreed that the Group is to be owned, controlled, managed and financed on the terms set out in this agreement.

(D)	FII is the Ultimate Holding Company of Federated and has agreed to the direct obligations to the other parties to this agreement on the terms set out in this agreement.

(E)
In consideration of the mutual promises of each of the parties and the contributions they undertake to make to the Business, the parties agree to enter into this agreement to govern their relationships.

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IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 8 apply throughout this agreement, unless the contrary intention appears.

1.2
In this agreement, unless the contrary intention appears, a reference to a clause, subclause, paragraph, or schedule is a reference to a clause, subclause, paragraph, or schedule of or to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

2.	BUSINESS AND OBJECTIVES

2.1	Business

(a)
The parties agree that the Group is to own and carry on the Business and the Company must not and must procure that each other Group Company does not carry on any other business that is outside the scope or nature of the Business, unless otherwise approved by the Shareholders under clause 6.3.

(b)
For the avoidance of doubt, the parties agree that the Group shall not cease a principal line of its Business and shall not undertake a Material Business Acquisition or Material Business Disposal, unless otherwise approved by the Shareholders under clause 6.3.

2.2	Objectives
The parties acknowledge and agree that the primary objectives of the Group are:

(a)	to be a vehicle of Federated and its Affiliates to own and carry on the Business;

(b)	to maximise the value of the Shares for the benefit of all Shareholders; and

(c)	to carry on the Business in accordance with ESG Principles.

2.3	Development of the Business
The parties anticipate that the Business will evolve and will discuss in good faith further opportunities to develop the Business.

2.4	Distribution of products

(a)	FII shall procure that its distribution subsidiaries shall act as distributors of the services and products of the Group on the terms of the Federated Distribution Agreements.

(b)	The Group shall act as distributors of the services and products of FII and its subsidiaries on the terms of the Hermes Distribution Agreements.

(c)
The Federated Distribution Agreements and the Hermes Distribution Agreements, and any subsequent variations or amendments to or termination of such Federated Distribution Agreements or Hermes Distribution Agreements, shall be entered into on market standard and arm's length terms. Any Federated Distribution Agreements or Hermes Distribution Agreements not entered into in the ordinary course of business and on arm's length terms, and any subsequent variations or amendments to or termination

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of such Federated Distribution Agreements or Hermes Distribution Agreements not in the ordinary course of business and on arm's length terms, shall be subject to Shareholder Approval.

2.5	Management and control of the Company
The management and control of the Company must be exercised in the United Kingdom and the Shareholders must use all reasonable endeavours to ensure that the Company is treated for all purposes, including taxation, as resident in the United Kingdom.

2.6	Brand
The Group shall operate under the 'Hermes' brand unless otherwise approved by the Shareholders under clause 6.3, provided that the Board may change such branding without approval from Shareholders: (a) to incorporate the name 'Federated' into such branding; and (b) in respect of products and/or services offered or sold by the Group in the United States or its territories.

3.	EFFECTIVENESS OF THIS AGREEMENT
This agreement takes effect at the time and on the date at which the sale of Shares to Federated is completed under the SPA (the Effective Date).

4.	COMPLIANCE WITH AND PRECEDENCE OF THIS AGREEMENT

4.1	Adoption of Constitution
The parties agree that on the Effective Date the Constitution shall be adopted as the articles of association of the Company in substitution for all prior articles of association.

4.2	General undertaking
Each Shareholder must exercise all powers and rights available to that Shareholder as a holder of Shares in order to give effect to the provisions of this agreement and to ensure that the Company complies with its obligations under this agreement. References in this agreement to the Shareholders procuring that the Company performs its obligations are to be interpreted accordingly.

4.3	Agreement prevails over Constitution
Each Shareholder agrees that if any provision of the Constitution at any time conflicts or is inconsistent with the provisions of this agreement: (i) the provisions of this agreement are to prevail to the extent of the conflict or inconsistency, (ii) the Constitution will be taken to be read and interpreted accordingly, and (iii) the Constitution must be amended to the extent necessary in accordance with clause 4.4.

4.4	Amendments to Constitution
Each Shareholder must exercise all powers and rights available to that Shareholder to procure the amendment of the Constitution to the extent necessary to give effect to the provisions of this agreement.

4.5	Company exclusion
The Company is not required to comply with any obligation contained in this agreement to the extent that to do so would constitute an unlawful fetter on the Company's statutory powers. This does not

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affect the validity of the relevant provisions as between the other parties or the respective obligations of the other parties under this clause 4.

5.	BOARD COMPOSITION AND CORPORATE GOVERNANCE

5.1	Board Composition

(a)	The Board shall comprise a maximum of thirteen Directors.

(b)	BTPS may from time to time appoint and remove one Director (the BTPS Nominated Director).

(c)	The Federated Parties may from time to time appoint and remove up to seven Directors (the Federated Nominated Directors).

(d)	The Federated Parties may from time to time appoint and remove one management representative as a Director (it being understood that initially such management representative will be Harriet Steel).

(e)	The Chief Executive Officer shall be a Director.

(f)	Three Independent Directors shall be appointed and removed from time to time by the Federated Parties.

5.2	Removal of Directors

(a)
Despite any other provision of this agreement, a person will be automatically removed as a Director if the person is, or becomes, ineligible to be a Director under any applicable law, rule or regulation, or any provision of the Constitution.

(b)	Despite any other provision of this agreement, a Federated Nominated Director or the BTPS Nominated Director (as the case may be) will be automatically removed as a Director if:

(i)	the Nominated Director's Appointer (and its Permitted Transferees, if any) cease to hold any Shares; or

(ii)
the number of Nominated Directors appointed by that person's Appointer (and its Permitted Transferees, if any) exceeds the number of Nominated Directors that the Appointer is entitled to appoint under clause 5.1, in which case such number of Nominated Directors of that Appointer will be automatically removed from office (on a last in, first out basis) as is necessary to ensure that the number of Nominated Directors appointed by that Appointer equals the number of Nominated Directors that Appointer is entitled to appoint under clause 5.1.

(c)	Subject to clauses 5.2(a) and 5.2(b):

(i)	only BTPS may remove a Director appointed by it under clause 5.1(b); and

(ii)	only the Federated Parties may remove a Director appointed by them under clauses 5.1(c) and 5.1(d), and no Shareholder may exercise any vote or other power to remove a Director appointed by another Shareholder.

(d)
The Shareholder removing a Federated Nominated Director or BTPS Nominated Director (as the case may be) under this clause 5 must indemnify the Company against any Loss arising as a result of that Nominated Director's removal from office.

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5.3	Independent Directors

(a)	Independent Directors, who shall be appointed and removed from time to time by the Federated Parties, must fulfil the following criteria:

(i)	they have experience of the fund management industry; and

(ii)
at the time of their appointment, and for the previous three years, they are not a shareholder in, employee, director or officer of any Shareholder or members of their group and do not provide services to any Shareholder or members of their group or any Group Company.

5.4	Initial Directors
With effect from the Effective Date, the Board shall comprise the Directors set out in the first column of the table below, and, where relevant, as a Nominated Director for the Appointer set out in the second column in the table below opposite that Director's name:

Director	Appointer/role
David Stewart (Chairman)	Federated Parties/Independent Director
David Watson	Federated Parties/Independent Director
Sally James	Federated Parties/Independent Director
Saker Nusseibeh	The Board/Chief Executive Officer
Harriet Steel	Federated Parties/Management representative
William McClory	BTPS
Thomas R. Donahue	Federated Parties
John B. Fisher	Federated Parties
Gordon J. Ceresino	Federated Parties
Deborah A. Cunningham	Federated Parties
Theodore W. Zierden III	Federated Parties
Denis McAuley III	Federated Parties
Jane E. Lambesis	Federated Parties

5.5	Process for subsequent appointment and removal of Nominated Directors
To appoint or remove a Nominated Director under this agreement, a Shareholder must give written notice to the Company specifying the identity of the person it wishes to appoint or remove. The notice must in the case of an appointment, be accompanied by a signed written consent from that person agreeing to act as a Director.

5.6	Chairman

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The Federated Parties are entitled to appoint and remove one of the Independent Directors as the chairman of the Board. The initial chairman with effect from the Effective Date shall be David Stewart.

5.7	Alternate Directors
A Director may by notice to the Company:

(a)
appoint a person approved by the Director's Appointor to be their alternate Director, or in the case of any Director appointed by the Board, appoint a person approved by the Board to be their alternate Director; and

(b)	remove a person appointed as their alternate Director.

5.8	Directors of other Group Companies
The board of directors of each Subsidiary of the Company shall comprise such persons as are approved by the Board from time to time.

5.9	Board meetings
Meetings of the Board must be held and conducted in accordance with the provisions of Schedule 2.

5.10	Board committees

(a)
The Board shall have an Audit Committee and a Risk and Compliance Committee and shall be entitled to constitute any additional committees, and dissolve any committees (including the following committees), from time to time. The Federated Parties shall have the right to appoint a majority of the persons appointed to each such committee (including the Audit Committee and the Risk and Compliance Committee) and the chairman of each committee, provided that at least one Independent Director is appointed to each such committee and the chairman of each committee shall be an Independent Director.

(b)	The initial chairman of the Audit Committee with effect from the Effective Date shall be David Watson.

(c)	The initial chairman of the Risk and Compliance Committee with effect from the Effective Date shall be Sally James.

5.11	Policies apply to all Group Companies
The policies adopted from time to time by the Risk and Compliance Committee of the Board shall apply to all Group Companies, and the Company shall use its powers in relation to the other Group Companies to ensure that they comply with such policies.

5.12	Fees and expenses of Directors

(a)	Each Independent Director is entitled to such remuneration, fees and benefits from a Group Company as may be approved by the Board.

(b)	The Company must reimburse the Independent Directors in respect of all expenses reasonably incurred by them in connection with the proper performance of their duties as a Director.

(c)	None of the other Directors shall be paid any remuneration or expenses (or, in the case of an employee of the Company, additional remuneration or expenses) for acting as a Director.

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5.13	Shareholder meetings
Shareholder meetings must be held and conducted in accordance with the provisions of Schedule 3.

6.	MANAGEMENT AND DECISION MAKING

6.1	Board responsibilities and obligations
The Board shall:

(a)	oversee the overall strategic direction of the Company and the Company's internal controls;

(b)	endeavour to ensure that the business of the Company is managed in accordance with this agreement; and

(c)	make or provide input on decisions which are not part of the day to day management of the Company as necessary.

6.2	Board shall appoint Chief Executive Officer

(a)
The Board shall, after consultation with the Federated Parties and BTPS, appoint a Chief Executive Officer of the Company who must report to the Board. Subject to any applicable law, rule or regulation, the Board also may remove and replace the Chief Executive Officer of the Company.

(b)	The initial Chief Executive Officer of the Company with effect from the Effective Date shall be Saker Nusseibeh.

6.3	Matters requiring Shareholder Approval
The Company must ensure that, and each Shareholder undertakes to exercise all its powers as a Shareholder or otherwise so as to procure that, for so long as both Federated (or its Permitted Transferee or successors or assignees) and BTPS (or its Permitted Transferee or successors or assignees) continue to hold Shares, no Group Company does any of the things listed in Schedule 4 (or anything which is analogous or has a substantially similar effect to any of those things) without the prior written approval of both Federated and BTPS. The approval required by this clause 6.3 is in addition to any resolution required by statute or under the general law.

6.4	Manner of giving Shareholder Approval
Any approval required to be given under clause 6.3 by a Shareholder that is a corporation may be given on behalf of that Shareholder by:

(a)	notice in writing executed by or on behalf of that Shareholder; or

(b)	the affirmative vote of that Shareholder at a general meeting of the Shareholders, in each case stating that the notice or vote, as the case may be, constitutes the approval of that Shareholder for the purposes of clause 6.3 of this agreement.

6.5	Matters in relation to which a Shareholder has an Interest

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If a Shareholder has an Interest in a matter that would otherwise require approval of that Shareholder under clause 6.3 and that Shareholder is precluded from voting on that matter in accordance with clause 7.2, then approval of that Shareholder is not required for the purposes of clause 6.3.

7.	CONFLICT OF INTERESTS

7.1	Directors' Interests and voting rights
Subject to clause 7.2, clause 7.3 and clause 7.4, if a Director has an Interest in any matter which conflicts or may conflict with the interests of the Company and which is to be considered or voted upon at a Board meeting or which is to be subject of a written resolution of the Directors:

(a)
unless the Director has already given a general notice of his Interest in accordance with relevant law, the Director must without delay declare the Interest by giving written notice to each other Director setting out the nature and extent of the Interest and the relation of the Interest to the affairs of the Company or the Business; and

(b)	so long as the Director complies with clause 7.1(a) but subject to clause 7.2 and clause 7.3, the Director:

(i)	is entitled to attend or participate in any discussion on matters that relate to the Interest;

(ii)	is entitled to receive all information and advice received by the other Directors on matters that relate to the Interest;

(iii)	is entitled to vote (and be counted in a quorum at a meeting) on matters that relate to the Interest; and

(iv)	is entitled to retain benefits under any transaction relating to the Interest and the Company cannot avoid any such transaction merely because of the existence of the Interest.

7.2	Conflict between Interests and Company rights
A Shareholder or Director who has an Interest in any matter is not entitled to exercise any right or power to prevent any Group Company from enforcing its rights or defending any claim in relation to that matter.

7.3	Shareholder Interests and Directors' voting rights
Without prejudice to clause 7.2, if any matter to be considered or voted upon at a Board meeting relates to:

(a)
any Group Company enforcing rights under or taking any action against a Shareholder (or a member of its group) in relation to any matter arising under any Transaction Document or any subsequent agreement entered into between any Group Company and a Shareholder (or a member of its group);

(b)	any Group Company defending itself against any action taken against it by a Shareholder (or a member of its group);

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(c)	any Group Company taking any action against a Director appointed by a Shareholder in relation to any (or any alleged) breach of duty by that Director; or

(d)	any Group Company defending itself against any action taken against it by a Director appointed by a Shareholder, then that matter must be considered at a separate meeting or meetings of the Board (notice of which must be given to each Director), and all the Directors appointed by the relevant Shareholder:

(e)	are entitled to attend the initial part of the meeting with the sole purpose of expressing their views on that matter before it is discussed on the merits amongst the other Directors;

(f)	are not entitled to attend or participate in any further discussion of that matter;

(g)	are not entitled to receive information or advice received by the Company on that matter; and

(h)	are not entitled to vote (or be counted in the quorum at a meeting) in relation to that matter.
The quorum for any such meeting is three Directors who are entitled to vote on the matter.

7.4	Specific interests of a Director

(a)
The parties agree that a Director is authorised and permitted to, notwithstanding his office, have an Interest arising from any duty he or she may owe to (whether as a result of being appointed by a Shareholder or otherwise), or Interest he or she may have as an employee, director, trustee, member, partner, officer or representative of, or a consultant to, or direct or indirect investor (including by virtue of a carried interest, remuneration or incentive arrangements or the holding of securities) in, a Shareholder and/or its Affiliates. Any such Interests are deemed approved.

(b)
Any other Interests of the Federated Nominated Directors and the BTPS Nominated Director shall be declared at the first board meeting of the Company on or following the Effective Date and the Constitution shall reflect that such potential conflicts of Interests are approved by the Company's shareholders.

8.	BUDGETS AND DIVIDEND POLICY

8.1	Initial Budget / Status of Budgets
The Budget in the Agreed Form for the Financial Year ending 31 December 2018 is the Initial Budget. The Federated Parties and BTPS acknowledge and agree that the Initial Budget and subsequent Budgets are and will be projections, and that the Board and Company management will have flexibility in good faith to adjust the Budgets from time to time as they determine facts, circumstances or business need warrant, subject always to the approval of the Board and to the terms of this agreement (including any consent or approval rights granted to the Shareholders under this agreement).

8.2	Subsequent Budgets

(a)	The Company must procure that the Chief Executive Officer prepares and submits to the Board each year, for its consideration and approval, a draft Budget for the next Financial Year.

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(b)	The Budget for a Financial Year must include:

(i)	an operating budget for the Group setting out for each calendar month in that Financial Year projected revenue, operating expenditure, capital expenditure and working capital requirements;

(ii)	a cash flow and regulatory capital forecast for the Group for each quarter in that Financial Year and a projected consolidated balance sheet for the Group as at the end of such quarter;

(iii)	a report on the Group's performance during the current Financial Year; and

(iv)	such other information as the Board requires from time to time.

(c)
The Budget submitted to the Board in respect of a Financial Year will not become the Budget for that period unless and until it has received approval of the Board. The Board must in good faith use all reasonable endeavours to approve the Budget.

8.3	Company dividend policy

(a)	Subject to clause 8.3(b):

(i)	the Dividend policy of the Company will be as agreed by the Board from time to time; and

(ii)	the Dividend policy of each other Group Company will be as agreed by the relevant board of directors from time to time.

(b)	The Board or the relevant board of directors of any other Group Company may decide that a Dividend is payable only if:

(i)	the Dividend is not prohibited by statute or the general law;

(ii)	the Board determines that the Dividend is not likely to result at any time in the regulatory capital of the Group being below the Regulatory Capital Target Amount; and

(iii)
when making its determination, it takes into account the Budget, working capital requirements, debt repayment obligations and operational requirements of the relevant Group Company, and any other facts or circumstances the Board or the relevant board of directors of such other Group Company (as applicable) deems relevant.

9.	INFORMATION RIGHTS

9.1	Accounts and periodic reporting
The Company must:

(a)	maintain accurate and complete accounting and other financial records in accordance with all applicable laws; and

(b)
prepare the accounts and reports set out in the first column of the table in Part 1 of Schedule 5 and provide copies of those accounts and reports to each Shareholder as soon as they are available and in any event within the period specified in the second column of the table in Part 1 of Schedule 5.

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9.2	Other information to be provided
The Company must promptly provide to each Shareholder the information and assistance set out in Part 2 of Schedule 5.

9.3	Access to books, records and other information

(a)
Subject to clause 9.4, the Company must give each Shareholder and each Nominated Director and their advisors (without prejudice to any rights they may have under applicable law) reasonable access (subject to the confidentiality obligations contained herein) on reasonable notice as reasonably required or in connection with the exercise of their rights under this agreement, the SPA or the Put and Call Option Deed to:

(i)	review and take copies of documents relating to any Group Company, including the statutory registers and all accounting and other financial records; and

(ii)
discuss the affairs, finances, accounts and any enquiries in respect of the information provided pursuant to clauses 9.1 and/or 9.2 in relation to each Group Company with the relevant responsible officer, any person who reports directly to that officer and the auditor of the relevant Group Company.

9.4	Exceptions to Shareholder access rights
Nothing in clause 9.3 requires the Company to give any person access to information if to do so would, in the reasonable opinion of the Board:

(a)	constitute a breach by any Group Company of any obligation of confidentiality owed to a third party or imposed by law; or

(b)	materially disrupt, or have a material adverse effect on, the business or operations of any Group Company.

9.5	Disclosure of information
So far as legally permissible, a Nominated Director is entitled to pass such information concerning any Group Company to his Appointer or any of his Appointer's Affiliates or Associated Persons as may be reasonably requested or the relevant Director may consider appropriate from time to time, so long as each recipient keeps that information confidential in accordance with clause 19.

10.	OTHER CONTINUING OBLIGATIONS OF THE COMPANY

10.1	Compliance
The Company must take all reasonable steps to obtain, and must comply with the terms of, all regulatory licences, binding codes of conduct, permissions and consents necessary for the conduct of its business and must procure that each other Group Company does likewise.

10.2	Insurance

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(a)	The Company must keep insured, and must procure that each other Group Company keeps insured, at all times with a reputable insurer:

(i)	all its assets against such risks and in such manner and to such extent as accords with good commercial practice with regard to assets of the same kind in comparable circumstances;

(ii)
itself in respect of any accident, damage, injury, third party loss, loss of profits and other risks and to such an extent as accords with good commercial practice with regard to a business of the same kind as that of the relevant Group Company; and

(iii)
to the extent permitted by law (but subject to such reasonable exclusions and limitations as may be approved by the Board), its directors and officers against any liability incurred by them in the lawful performance of their duties, on terms approved by the Board.

(b)
The Company must procure that its insurance policies are reviewed by its insurance brokers at least once every year and that all reasonable recommendations made by its brokers in relation to such policies are complied with, unless the Board decides otherwise.

10.3	Anti-Corruption Policies
The Company must comply, and must procure that each Group Company complies, with the Anti-Corruption Policies and must review them at least annually.

11.	FUNDING AND ISSUES OF SECURITIES

11.1	The Shareholders intend that the Company will be self-financing without further recourse to Shareholders.

11.2
However, if, notwithstanding clause 11.1, the Board determines that the Company requires further funding in order to maintain its Regulatory Capital Target Amount the Company shall notify the Shareholders of that fact with a detailed explanation, the amount of funding required and the date by which the funding is required (being a minimum of fifteen Business Days from the date of the notice). The issue shall be subject to clause 12 and the Federated Parties shall apply for their full Rights Entitlement and all Offer Shares to be issued. BTPS may elect not to provide its pro rata share of the funding, in which case the whole of such funding shall be provided by the Federated Parties, all such Shares shall be issued to Federated and BTPS's equity interest in the Company shall be diluted accordingly. Each Shareholder agrees to exercise all of its rights (as necessary) to approve any such allotment and issue of Shares made pursuant to this clause 11.2.

11.3
Any such subscription of Shares shall, unless agreed between Federated and BTPS or, failing any such agreement within 10 Business Days of the date of the notice from the Company to the Shareholders under clause 11.2, be undertaken at the "Fair Value" (without any discount) as determined by the independent valuer by applying the valuation principles and following the process, methodology and assumptions as are set out in Schedule 4 of the Put and Call Option Deed.

11.4
If the Board determines that the Company requires emergency funding and there is insufficient time to determine fair value in accordance with clause 11.3, the funding shall, unless otherwise agreed between Federated and BTPS, be provided by way of a subscription of Shares, and the parties shall procure that the process to agree or determine fair value in accordance with clause 11.3 is undertaken as soon as practicable following such subscription and any necessary transfers between BTPS and the Federated Parties at no cost or further issues are made so that BTPS and the Federated Parties are in the same

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position economically and as regards voting rights as if the issue had taken place at fair value in accordance with clause 11.3.

11.5
If the Board determines that additional, non-ordinary course capital is required by the Company, any funding shall be provided by a subscription for Ordinary Shares at the "Fair Value" (without any discount) as agreed between Federated and BTPS or, failing any such agreement within 10 Business Days of the date of any notice from the Company to the Shareholders under this clause 11.5, as determined by the independent valuer by applying the valuation principles and following the process, methodology and assumptions as are set out in Schedule 4 of the Put and Call Option Deed and otherwise on such terms as may be agreed by the Shareholders.

11.6	Any issue of Shares under clauses 11.2, 11.4 or 11.5 shall be subject to clause 12.

11.7	Other than the obligations of the Shareholders in clause 11.2, no Shareholder is obliged to:

(a)	contribute any funds to any Group Company; or

(b)	give any security or provide any guarantee on behalf or for the benefit of any Group Company.

11.8	Restrictions on issues of Securities
The Company must not issue any Securities unless the issue:

(a)	is pursuant to clause 11.2, 11.4, 11.5; or

(b)	is pursuant to clause 11.9; or

(c)	has received Shareholder Approval and is made in accordance with the rights offer process set out in clause 12.

11.9	Incentivisation of employees
The Company shall, on the Effective Date, adopt the “New LTIP” in the Agreed Form as described in the SPA. The Board may after the Effective Date resolve (with and subject to the approval of Shareholders) that the Company adopt further employee share schemes or long term incentive plans in order to incentivise employees. Shareholders' pre-emption rights in relation to an issue of Securities carried out in accordance with any such scheme or plan shall be, and are hereby, irrevocably waived by the Shareholders and each Shareholder shall exercise all its rights as Shareholder (as necessary) to implement any such arrangement.

12.	RIGHTS OFFERS

12.1	Rights offer notice
Subject to clause 12.5, if the Company proposes to issue any Shares including in accordance with clauses 11.2, 11.4 and 11.5, it must first give written notice to each Shareholder (an Offer Notice) as soon as reasonably practicable (if applicable) after Shareholder Approval for that issue is given, inviting the Shareholder to subscribe for those Shares. An Offer Notice must:

(a)
specify the aggregate number of Shares the Company proposes to offer for subscription (the Offer Shares), the issue price per Share (the Offer Price) and any other terms and conditions of the issue (the Offer Terms);

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(b)
state that, subject to the provisions of this agreement, each Shareholder is entitled to subscribe for its Equity Proportion of the total number of Offer Shares at the Offer Price and on the Offer Terms (Rights Entitlement);

(c)	confirm the number of Offer Shares in the Shareholder's Rights Entitlement;

(d)	specify the period for which the offer is open, which must be at least five Business Days (the Offer Period);

(e)
state that the Shareholder may apply for more Offer Shares than its Rights Entitlement and will be liable to subscribe for up to the number of Offer Shares applied for if other Shareholders do not take up their full Rights Entitlement;

(f)
invite the Shareholder to apply for Offer Shares by giving written notice to the Company no later than 5.00 pm on the last day of the Offer Period, stating the number of Offer Shares for which the Shareholder wishes to subscribe (which may be greater than, equal to or less than the Shareholder's Rights Entitlement);

(g)
the proposed date for completion of the issue of the Offer Shares, which must be at least five Business Days and no more than ten Business Days after expiry of the Offer Period (the Offer Closing Date); and

(h)	not be revoked unless otherwise decided by the Board.

12.2	Allocation of Offer Shares

(a)
Each Shareholder that applies for Offer Shares in accordance with the provisions of this agreement and the terms of the Offer Notice (a Subscribing Shareholder) will be issued the number of Offer Shares calculated under this clause 12.2.

(b)
If the total number of Offer Shares applied for by all Subscribing Shareholders is less than or equal to the total number of Offer Shares, the Company must issue to each Subscribing Shareholder the number of Offer Shares that it applied for.

(c)
If the total number of Offer Shares applied for by all Subscribing Shareholders is more than the total number of Offer Shares, the Company must issue all of the Offer Shares to the Subscribing Shareholders, so far as practicable, in proportion to the number of Shares then held by them but so that no Subscribing Shareholder will be issued more Offer Shares than it applied for.

(d)	A Shareholder that does not apply in writing for any Offer Shares within the Offer Period is not entitled to subscribe for any Offer Shares.

12.3	Notice of outcome of rights offer process
Within one Business Day after the end of the Offer Period, the Company must give notice to each Subscribing Shareholder, specifying:

(a)	the number of Offer Shares to be issued to that Subscribing Shareholder (the Subscription Shares) calculated under clause 12.2; and

(b)	the subscription price payable by that Subscribing Shareholder for its Subscription Shares.

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12.4	Closing of rights offer process
On the Offer Closing Date:

(a)	each Subscribing Shareholder must pay to the Company the subscription price for its Subscription Shares;

(b)	the Company must issue to each Subscribing Shareholder its Subscription Shares; and

(c)
the Company must enter the name of each Subscribing Shareholder in the register of members of the Company as holder of its Subscription Shares and execute and deliver to each Subscribing Shareholder a share certificate representing its Subscription Shares.

12.5	Rights offer exclusions
The provisions of clauses 12.1 to 12.4 shall not apply to any issue of Shares:

(a)	which the Shareholders have agreed in writing should be issued without complying with the procedure set out in clauses 12.1 to 12.4; or

(b)	pursuant to any employee share schemes or long term incentive plans as envisaged in clause 11.9.

13.	RESTRICTIONS ON DISPOSAL

13.1	Purpose of this clause
Each Shareholder:

(a)	acknowledges and agrees that the purpose of this clause 13 is to maintain the closely held nature of the Company by restricting the way in which Shareholders may Dispose of their Shares; and

(b)
must not enter into any arrangement, structuring device or other transaction which is designed, directly or indirectly, to avoid the provisions of this clause 13 or is otherwise inconsistent with the purpose of this clause 13. For the avoidance of doubt, nothing in this clause 13 shall require any consent or approval to be given by BTPS to any change in control (whether by share sale, sale of all or substantially all assets, merger or otherwise) of FII.

13.2	Restrictions on Disposal of Shares
Except for a Disposal:

(a)	which is a transfer of Shares permitted by clause 13.3; or

(b)	to which the other Shareholder gives its prior written consent, no Shareholder may Dispose of any Shares unless and until the last period for the exercise of a “Put Option” or a “Call Option” under the Put and Call Option Deed has expired and no such option has been exercised.

13.3	Permitted transfers

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Subject to clauses 13.4 and 14, a Shareholder may transfer its Shares:

(a)
on giving the other Shareholder not less than 5 Business Days' prior written notice, to a Permitted Transferee where the transfer is of all (but not part) of the Shareholder's Shares and the Permitted Transferee first executes and delivers to the Company a Deed of Adherence; or

(b)	in accordance with the Put and Call Option Deed.

13.4	Retransfer by Permitted Transferee
If a Shareholder holding Shares transferred to it under clause 13.3(a) is about to cease to be a Permitted Transferee of the transferor that transferred those Shares to that Shareholder, it must immediately transfer all of its Shares back to that transferor or to another Permitted Transferee of that transferor.

14.	GENERAL PROVISIONS RELATING TO ISSUE AND TRANSFER OF SHARES

14.1	Registration of issues and transfers of Shares
The Company must not issue any Shares or register the transfer of any Shares unless:

(a)	the issue or transfer is made in accordance with this agreement and/or the Put and Call Option Deed; and

(b)
the subscriber or transferee (if not already a party to this agreement) (the New Party) first executes and delivers to the Company a Deed of Adherence, except where the Shares are issued or transferred to or for the benefit of a nominee or custodian of BTPS or any employee of the Group pursuant to an employee share scheme or long term incentive plan, as envisaged by clause 11.9.

14.2	Acceptance of New Party as party
If a person becomes a holder of Shares, other than as a result of breach of this agreement, and the provisions of clause 14.1 are complied with, each party:

(a)	accepts the New Party as a party to this agreement; and

(b)	agrees and acknowledges that the New Party will be entitled to the rights and benefits of this agreement as if the New Party were named in this agreement as a Shareholder.

14.3	Share certificates
Each Share certificate issued by the Company must include a statement that:
"Transfer and disposal of shares in the Company are subject to the restrictions contained in the Shareholders' Agreement relating to the Company dated 2 July 2018 and the constitution of the Company."

15.	PROHIBITED ACTIVITIES

15.1	Prohibited activities
Unless Federated and BTPS otherwise agree in writing, neither Federated nor BTPS nor their Affiliates shall, at any time during the period commencing on the Effective Date and ending on the date two years

0122421-0000002 CO:33052312.2	18

after the date Federated (or its Permitted Transferee or successors or assignees) or BTPS (or its Permitted Transferee or successors or assignees) (as appropriate) ceases to hold any Shares, solicit, hire, employ, accept secondment or redeployment of:

(a)	any Senior Employee or any sales, portfolio manager, investment professional, advisory, stewardship or other non-administrative employee of a Group Company; or

(b)	in the case of Federated (and its Affiliates), any such employee of BTPS (or its Affiliates); or

(c)	in the case of BTPS (and its Affiliates), any such employee of Federated (or its Affiliates), provided that nothing in this clause 15.1 shall prevent either Shareholder or its Affiliates, after that Shareholder has ceased to be a Shareholder, from employing or accepting secondment or redeployment of any such employee who approaches that Shareholder or Affiliate seeking employment on his or her own initiative (without having been solicited to do so) or who responds to a bona fide general advertisement issued by that Shareholder or Affiliate.

15.2	Acknowledgements
Each Shareholder acknowledges that:

(a)	the prohibitions in this clause 15 are no more extensive than is reasonable in the circumstances to protect the business interests and goodwill of the Group; and

(b)
damages alone are not an adequate remedy if any Shareholder breaches this clause 15 and, without prejudice to any other remedy available to the Company, the other Shareholder or the Company may apply for injunctive relief if that Shareholder breaches or threatens to breach this clause 15 or if the other Shareholder or the Company reasonably and in good faith believes that a breach of this clause 15 by that Shareholder is imminent.

16.	WARRANTIES
Each party warrants to each other party on the date of this agreement that each of the following statements is true and accurate:

(a)	it is a corporation validly existing under the laws of the place of its incorporation or organisation (as appropriate);

(b)
it has the power to execute and deliver, and to perform its obligations under, this agreement and it has taken all necessary corporate action to authorise such execution and delivery and the performance of such obligations;

(c)	its obligations under this agreement are legal, valid and binding in accordance with their terms;

(d)
the execution and delivery by it of this agreement and the performance of its obligations under it does not and will not conflict in any material respect with or constitute a default under any provision of:

(i)	any agreement or instrument to which it is a party;

(ii)	its constitution or, in the case of BTPS, the trust deed and rules of the Scheme; or

0122421-0000002 CO:33052312.2	19

(iii)	any law, order, judgment, award, injunction, decree, rule or regulation by which it is bound; and

(e)	no Insolvency Event has occurred in relation to it.

17.	ANTI-CORRUPTION
Each party undertakes to each other party that:

(a)
it will not engage in any activity, practice or conduct which would contravene or otherwise constitute an offence under any applicable anti-bribery, anti-corruption, anti-money laundering or trade control laws, irrespective of where such activity, practice or conduct takes place; and

(b)
to the extent that it has not already done so, it will establish and at all times maintain in place procedures reasonably designed to prevent any Associated Person from undertaking any conduct that would contravene or otherwise give rise to an offence under any applicable anti-bribery and/or anti-corruption laws (Anti-Corruption Policies).

18.	TERM AND TERMINATION

18.1	Term
This agreement takes effect on the Effective Date and continues until terminated in accordance with clause 18.2.

18.2	Circumstances for termination
This agreement terminates:

(a)	in respect of the rights and obligations of all parties, on the earlier of:

(i)	the date of completion of the sale of BTPS' Shares to Federated pursuant to a “Put Option” or a “Call Option”, or the right of first refusal process, in the Put and Call Option Deed;

(ii)	the date on which the Company is wound up;

(iii)	the date on which one person becomes the beneficial owner all of the Shares; and

(iv)	the date on which all parties agree in writing to terminate this agreement; and

(b)	in respect of the rights and obligations of a Shareholder, on the date on which that Shareholder (or any member of its group or Permitted Transferee) ceases to hold any Shares.

18.3	Effect of termination
If this agreement terminates in respect of the rights and obligations of any party:

(a)	except as provided in clause 18.3(c) that party is released from its obligations to further perform this agreement;

(b)	each party retains all rights that it has against each other party in respect of any breach of this agreement occurring before termination; and

0122421-0000002 CO:33052312.2	20

(c)	the provisions of and the rights and obligations of each party under this clause 18.3 and each of the Surviving Clauses survive termination of this agreement.

19.	CONFIDENTIALITY

19.1	Confidentiality obligations
Except as permitted by this clause 19:

(a)	each Shareholder must keep confidential:

(i)
all information made available to it by or on behalf of the Company or by its Nominated Director under clause 9.5 (whether before, on or after the date of this agreement and whether in writing, orally, electronically or in any other form or medium) which relates to the past, present or future business, operations or affairs of any Group Company;

(ii)
all information made available to it by or on behalf any other Shareholder (whether before, on or after the date of this agreement and whether in writing, orally, electronically or in any other form or medium) in connection with the arrangements contemplated by this agreement; and

(iii)	the existence, terms and subject matter of, and the negotiations relating to, this agreement, and must not disclose or cause or permit the disclosure to any person of any such information, or use any such information for any purpose other than exercising or enforcing its rights or performing its obligations under this agreement or monitoring and making decisions regarding its investment in the Company; and

(b)	the Company must keep confidential:

(i)
all information made available to it by or on behalf of any Shareholder (whether before, on or after the date of this agreement and whether in writing, orally, electronically or in any other form or medium) in connection with the arrangements contemplated by this agreement; and

(ii)	the existence, terms and subject matter of, and the negotiations relating to, this agreement, and must not disclose or cause or permit the disclosure to any person of any such information, or use any such information for any purpose other than conducting the Business or exercising its rights or performing its obligations under this agreement.

19.2	Excluded information
Clause 19.1 does not apply to any information which:

(a)	is in or comes into the public domain, except through a breach of this clause 19 or through a breach by any person of any other obligation of confidentiality; or

(b)	at the time it was disclosed by one party to another was already in the lawful possession of the second party and not held by the second party subject to an obligation of confidentiality.

0122421-0000002 CO:33052312.2	21

19.3	Disclosure to Affiliates or Representatives
Nothing in clause 19.1 prevents any party from disclosing information to any of its Affiliates or Representatives if:

(a)	the information needs to be disclosed to that Affiliate or Representative:

(i)	to enable that party to exercise or enforce its rights or perform its obligations under this agreement; or

(ii)	to enable a Shareholder to monitor and make decisions regarding its investment in the Company; or

(iii)	in respect of BTPS, where such disclosure is required or desirable to perform BTPS's obligation as trustee of the Scheme; and

(b)
before disclosure is made that party has informed the relevant Affiliate or Representative in writing that the information is confidential and must only be used for the purpose for which it was disclosed.

A party that discloses information under this clause 19.3 must ensure that each of its Affiliates or Representatives to whom information is so disclosed strictly complies with that party's obligations under this clause 19 as if those obligations were imposed directly on the relevant Affiliate or Representative.

19.4	Required disclosure
Nothing in clause 19.1 prevents a party or any of its Affiliates or Representatives from disclosing information if disclosure is required by law, rule or regulation (except to the extent the requirement can be excluded or limited by contract or by a confidentiality obligation), any tribunal or court of competent jurisdiction, any Government Agency or the listing rules of any recognised securities exchange. Before any disclosure is made under this clause 19.4, the party that is, or whose Affiliate or Representative is, required to make disclosure must, to the extent permitted by law and the relevant disclosure requirement:

(a)	notify the party that made the relevant information available to it (the Discloser) as soon as reasonably practicable after it becomes aware that disclosure is required;

(b)	take all steps reasonably required by the Discloser to prevent or restrict the disclosure of that information; and

(c)	co-operate with the Discloser regarding the timing and content of such disclosure.
For the purposes of this clause 19.4, where the information required to be disclosed is the existence, terms or subject matter of, or the negotiations relating to, this agreement, references to the Discloser are taken to be references to each other party.

19.5	Legal proceedings
Nothing in clause 19.1 prevents a party from disclosing information to the extent required to enable that party to enforce the provisions of this agreement or for the purpose of defending any proceedings brought against that party.

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20.	TAX MATTERS
Unless the Shareholders otherwise expressly agree in writing, the Shareholders must procure that all of the Company's trading losses and all other amounts eligible for relief for taxation are carried forward by the Company and not surrendered (wholly or partly) to the Shareholders.

21.	NOTICES

21.1	Manner of giving notice
Any notice or other communication to be given under this agreement must be in writing (which includes email) and may be delivered by hand or sent by post or email to the party to be served as follows:

(a)	to the Company at:
Address:    Sixth Floor, 150 Cheapside, London, England, EC2V 6ET
Email:    Joseph.Kagan@hermes-investment.com
For the attention of:    Head of legal;

(b)	to BTPS at:
Address:    One America Square, 17 Crosswall, London, England, EC3N 2LB
Email:    G.Haselden@btps.co.uk
For the attention of:    Head of legal; and

(c)	to the Federated Parties at:
Address:    Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania, USA 15222 3779
Email:    pgermain@federatedinv.com
For the attention of:    General Counsel with a reference to Project Conduit,
or at any such other address or email address notified for this purpose to the other parties under this clause 21. Any notice or other communication sent by post must be sent by prepaid ordinary post (if the country of destination is the same as the country of origin) or by airmail (if the country of destination is not the same as the country of origin).

21.2	When notice given
Any notice or other communication is deemed to have been given:

(a)	if delivered by hand, on the date of delivery; or

(b)	if sent by post, on the third day after it was put into the post (for post within the same country) or on the fifth day after it was put into the post (for post sent from one country to another); or

0122421-0000002 CO:33052312.2	23

(c)	if sent by email, upon the generation of a receipt notice by the recipient's server or, if such notice is not so generated, upon delivery to the recipient's server, but if the notice or other communication would otherwise be taken to be received after 5.00 pm or on a Saturday, Sunday or public holiday in the place of receipt then the notice or communication is taken to be received at 9.00 am (local time at the place of receipt) on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.

21.3	Proof of service
In proving service of a notice or other communication, it is sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid post or by prepaid airmail or that the email was properly addressed and transmitted by the sender's server into the network and there was no apparent error in the operation of the sender's email system (as the case may be).

21.4	Documents relating to legal proceedings
This clause 21 does not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

22.	PAYMENTS
Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made under this agreement must be made in cash in pounds sterling by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds. The relevant account for a given payment is such account as the receiving party may, not less than three Business Days before the date that payment is due, specify by giving notice to the relevant paying party or parties for the purpose of that payment. With respect to any payment or contribution obligation, Federated shall pay or contribute, and FII shall procure that Federated shall pay or contribute, the amounts payable or to be contributed when due, and each of the Federated Parties shall have a direct obligation to pay or contribute the sum due, but payment or contribution by either Federated Party of the full sum due will satisfy the obligations of both Federated Parties to make such payment or contribution.

23.	GENERAL

23.1	Amendment
This agreement may only be amended in writing and where the amendment is signed by all the parties.

23.2	Assignment

(a)
Subject to clause 23.2(b), this agreement shall be binding upon and endure for the benefit of the successors and assignees of the parties and, subject to any succession or assignment permitted by this agreement, any such successor or assignee of any party shall in its own right be able to enforce any term of this agreement.

(b)
None of the parties nor their successors and assignees shall be entitled to assign, transfer, charge or deal in any way with the benefit of their rights or obligations under this agreement without the prior written consent of the other parties, except (i) for an assignment or transfer by a Shareholder to a

0122421-0000002 CO:33052312.2	24

Permitted Transferee which is made on condition that the relevant rights or obligations be reassigned or transferred to that Shareholder (or another Permitted Transferee of that Shareholder) if the transferee ceases to be a Permitted Transferee of the transferor, and (ii) FII may freely assign this agreement in connection with a sale of all or substantially all of its assets, a merger or consolidation transaction of FII, so long as the buyer or surviving entity agrees in writing to be bound by this agreement. If an assignment takes place pursuant to this clause 23.2, the other parties shall be under no greater liability under this agreement than if the assignment had not taken place and, as between BTPS and the Federated Parties, the parties may nevertheless enforce this agreement against the other parties as if the assignment had not occurred. For the avoidance of doubt, nothing in this clause 23.2 shall require any consent or approval to be given by BTPS or the Company to any change in control (whether by stock sale, asset sale, merger or otherwise) of FII.

23.3	Consents and approvals
Except as otherwise expressly provided in this agreement, a party may give or withhold its consent to, or approval of, any matter referred to in this agreement in its absolute discretion. A party that gives its consent to, or approval of, any matter referred to in this agreement is not taken to have made any warranty or representation as to any matter or circumstance connected with the subject matter of that consent or approval.

23.4	Costs
Except as otherwise expressly provided in this agreement, each party must pay the costs and expenses incurred by it in connection with entering into and performing its obligations under this agreement.

23.5	Entire agreement
This agreement and the Put and Call Option Deed contain the entire agreement between the parties relating to the transactions contemplated by this agreement and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions. Except as required by statute, no terms must be implied (whether by custom, usage or otherwise) into this agreement. In entering into this agreement, none of the parties has relied on any representation, statement or promise not expressly set out herein, and each party waives any rights in respect of any such representation, statement or promise which may have been made, provided that this clause 23.5 shall not affect any right or remedy in respect of fraud or fraudulent misrepresentation.

23.6	Execution in counterparts
This agreement may be executed in any number of counterparts and any party may enter into this agreement by executing and delivering a counterpart. Each counterpart constitutes the agreement of the party who has executed and delivered that counterpart. Faxed or scanned signatures are taken to be valid and binding to the same extent as original signatures.

23.7	Exercise and waiver of rights
The rights of each party under this agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

0122421-0000002 CO:33052312.2	25

(c)	may be waived only in writing and specifically,
and delay in exercising or non-exercise of any such right is not a waiver of that right.

23.8	No partnership or agency
Nothing in this agreement or the Constitution will be deemed to constitute a partnership between the parties or, unless this agreement expressly provides otherwise, constitute any party the agent of any other party for any purpose.

23.9	BTPS as trustee
BTPS is entering into this agreement solely in its capacity as trustee of the Scheme and all rights and obligations under this agreement and the Transaction Documents shall be held on trust by BTPS for the Scheme and BTPS shall have no liability under this agreement or the Transaction Documents except to the extent those liabilities are met from assets of the Scheme.

23.10	BTPS acting through custodian
Any person appointed as custodian of the Scheme may exercise or perform all rights and obligations of BTPS under this agreement and any such exercise or performance shall be deemed to be that of BTPS. For these purposes Britel Fund Trustees Limited, a company incorporated in England with number 1687153, is a custodian of the Scheme.

23.11	Severability
The provisions contained in each clause are enforceable independently of each other clause and the validity and enforceability of any clause will not be affected by the invalidity or unenforceability of any other clause.

23.12	No Third Party Rights
A person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

23.13	Parties' Obligations
Without prejudice to clause 22, the obligations of the Federated Parties under this agreement shall be several not joint or joint and several, and shall be considered direct obligations of each Federated Party, enforceable fully and directly against each Federated Party without the need to join the other Federated Party or to pursue remedies first against the other Federated Party.
Each of FII and BTPS undertakes that where any obligation in this agreement is expressed to apply to any Affiliate of FII (including Federated) or BTPS (as the case may be), it will procure that such entity complies with such obligations as if it had been a party to this agreement.

24.	GOVERNING LAW AND JURISDICTION

24.1	Governing law of this agreement
This agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

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24.2	Jurisdiction
The English courts have exclusive jurisdiction to settle any dispute, claim or controversy arising out of or in connection with this agreement (including a dispute, claim or controversy relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the English courts.

24.3	Waiver of objections
For the purposes of clause 24.2, each party waives any objection to the English courts on the grounds that they are an inconvenient or inappropriate forum to settle any Dispute.

24.4	Service of process agent
Without prejudice to any other method of service permitted by law, FII irrevocably appoints Federated Investors (UK) LLP of 5th floor, One New Change, London EC4M 9AF (marked for the attention of General Counsel) as its agent in England for service of process in relation to any Dispute.

24.5	Alternative service of process agent
If any person appointed as process agent under clause 24.4 is unable for any reason to so act, FII must immediately (and in any event within ten Business Days of the event taking place) appoint another agent on terms acceptable to BTPS.

24.6	Failure of notify by process agent
Each party agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

24.7	Other methods of service allowed by law
This clause 24 does not affect any other method of service allowed by law.
IN WITNESS of which this agreement has been executed as a deed and has been delivered on the date stated at the beginning of this agreement.

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Schedule 1
CAPITAL STRUCTURE

Name of holder	Ordinary Shares held as at the Effective Date	Equity Proportion as at the Effective Date (%)
BTPS	24,659,578	29.5
Federated	50,155,076	60
Management shareholders	8,777,138	10.5
Totals:	83,591,792	100%

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SCHEDULE 2
BOARD MEETINGS

1.	Frequency of meetings
The Board must meet as necessary to discharge its duties but in any case no less frequently than quarterly. Any Director may call a meeting of the Board.

2.	Notice
Except in the case of an emergency (in which case the notice convening the meeting must indicate the nature of, and the reasons for, the emergency), at least five Business Days' written notice of each meeting of the Board must be given to each Director by the chairman, the secretary or any Director.

3.	Agenda and Meeting Materials

3.1
A notice of a Board meeting must be accompanied by an agenda of all the business to be transacted at the meeting. Any matter not on the agenda may not be raised at the meeting for a vote unless the BTPS Nominated Director and a Federated Nominated Director so agree.

3.2
The Company shall provide one Director appointed by each Shareholder with copies of Board meeting materials sufficiently in advance (taking into account relevant facts and circumstances at the time) to afford each such Director with a reasonable opportunity to review and comment on such Board materials, and the Company will in good faith consider and, as Company management considers appropriate, incorporate into such materials any comments received from each such Director prior to the Board meeting.

3.3	The Company shall provide such information or materials in respect of the Company as may be reasonably requested by each Shareholder in respect of any matter to be discussed at a Board meeting.

4.	Location
Each meeting of the Board must be held in the United Kingdom at the place set out in the notice of meeting. One meeting per year may be held outside the United Kingdom if agreed by a Federated Director and the BTPS Director.

5.	Use of technology

5.1	The Board may conduct meetings by telephone or by any other means which will enable each Director:

(a)	to hear (or otherwise receive real-time communications made by) each of the other Directors participating in the meeting; and

(b)	to address (or otherwise communicate in real time with) all of the other Directors participating in the meeting simultaneously, even if all the Directors are not physically present in the same place.

5.2
A Board meeting held in this manner is taken to be held at the place where the chairman of the meeting is physically present or at such other place, where at least one Director is physically present for the duration of the meeting, as the chairman of the meeting may decide.

0122421-0000002 CO:33052312.2	29

5.3	If a technological link fails, the Board meeting will be adjourned until the failure is rectified.

6.	Quorum

6.1
Unless Federated and BTPS otherwise agree in writing, the quorum for a meeting of the Directors is the presence (including participation in accordance with paragraph 5 above) of at least four Directors, of whom at least two must be Federated Nominated Directors, one must be an Independent Director and one must be the BTPS Nominated Director.

6.2
For the purposes of determining whether a quorum is present, an alternate Director who is present at the meeting is to be counted as a Director for each Director on whose behalf the alternate is attending the meeting.

6.3
If a quorum is not present at a Board meeting within 60 minutes of the time appointed for the start of the meeting, the meeting will be adjourned to the same time and place two Business Days thereafter. If a quorum is not present at the reconvened meeting within 60 minutes of the time appointed for the start of the meeting, those present will be taken to constitute a quorum for the purposes of that meeting only.

7.	Voting rights

7.1
At each Board meeting, any resolution put to a vote shall be decided by a majority of votes. Subject to paragraph 7.2 below, each Director who is eligible to vote on a resolution in accordance with the Constitution shall have one vote.

7.2
In addition to a Director's individual vote, a Director will have the right to vote on behalf of each Director in respect of whom he or she is an alternate Director where his or her appointer is not present at the meeting.

7.3	In the case of an equality of votes, the chairman will not have a second or casting vote.

8.	Board decisions
All resolutions proposed at meetings of the Directors or proposed by way of Directors' written resolutions must be decided by a simple majority of votes cast, calculated in accordance with and subject to paragraph 7 above.

9.	Written resolutions
The Directors may vote on a resolution without a meeting of the Directors being held if all the Directors entitled to vote on the resolution sign or indicate their approval of, a document containing a statement that they are in favour of the resolution set out in the document. The document may be in counterparts, signed or approved by one or more Directors, and may be circulated by fax or email.

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SCHEDULE 3
SHAREHOLDER MEETINGS

1.	Frequency and location of meetings
Subject to any relevant statute or the general law, the Board may call a meeting of the Shareholders at a time and place the Board resolves.

2.	Quorum

2.1
The quorum for a meeting of the Shareholders is the presence in person, or by proxy, representative or attorney, of at least two Shareholders, of whom at least one must be or represent BTPS and at least one must be or represent Federated.

2.2
If a quorum is not present at a meeting of the Shareholders within 60 minutes of the time appointed for the start of the meeting, the meeting will be adjourned to the same time and place two Business Days thereafter. If a quorum is not present at the reconvened meeting within 60 minutes of the time appointed for the start of the meeting, then any resolution passed by the members present shall be as valid and effectual as if it had been passed at a general meeting of the Company duly convened and held.

3.	Voting rights
The voting rights of the Shareholders are as follows:

(a)	on a show of hands, each Shareholder is entitled to one vote; and

(b)	on a poll, each Shareholder is entitled to one vote for each Share held by that Shareholder.

4.	Shareholder decisions
A Shareholder resolution may only be carried:

(a)	subject to any relevant statute or the general law and clause 6.3, if it passed by a majority of votes entitled to be cast on the resolution; and

(b)	if the passing of the resolution and the circumstances surrounding it are consistent with the terms of this agreement.

5.	Written resolutions
Subject to clause 6.3, the Shareholders may pass a resolution without a meeting of the Shareholders being held if all the Shareholders entitled to vote on the resolution sign, or indicate their approval of, a document stating that they are in favour of the resolution set out in the document. The document may be in counterparts, signed or approved by one or more Shareholders, and may be circulated by email.

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SCHEDULE 4
RESERVED MATTERS
MATTERS REQUIRING SHAREHOLDER APPROVAL

1. Constitution	Amend or repeal the constitution of the Company or adopt a new constitution.
2. Issue of Securities
Issue any securities, grant any person rights to be issued any securities or vary or exercise any discretion in relation to the terms of issue of any securities of any Group Company (other than an issue of securities by one Group Company to another or in accordance with clause 11.2, 11.4, 11.5 or 11.9 or as otherwise contemplated by any Transaction Document).
For the avoidance of doubt: (a) if Securities are to be issued in accordance with the terms of this agreement and a Shareholder does not participate in such issuance (including in respect of any issue of Securities pursuant to clause 11.2, 11.4 and clause 11.5), then its equity interest in the Company shall be diluted accordingly; and (b) the approval of Shareholders shall be required to the creation of any employee share scheme or long term incentive plan (other than the New LTIP in the Agreed Form to be adopted on the Effective Date) which may require the issue of shares, or the grant of rights to acquire shares, in the capital of the Company, but no such approval shall be required to the issue or award of such shares or rights pursuant to any such plan or scheme which has been so approved, including the New LTIP.

Following adoption of the New LTIP on the Effective Date as contemplated in clause 11.9, make any material amendment to the terms of the New LTIP as so adopted.

3. Changes to capital structure
Purchase, redeem or otherwise reorganise the Company's share capital, including by way of reduction of capital, buy-back or redemption of securities, conversion of securities from one class to another or consolidation and subdivision of shares.
For the avoidance of doubt, if Securities are to be issued in accordance with the terms of this agreement and a Shareholder does not participate in such issuance (including in respect of any issue of Securities pursuant to clause 11.2, 11.4 and clause 11.5), then its equity interest in the Company shall be diluted accordingly.

4. Creation of security
Create or redeem any mortgage, charge, debenture or other security or encumbrance over any Group Company or assets other than a security interest arising or created in the ordinary course of business or by operation of law.

5. Insolvency or winding-up
Appoint any administrator, liquidator, provisional liquidator, receiver, receiver and manager or equivalent officer to the relevant Group Company or take any step to dissolve or wind up the relevant Group Company (other than: (i) where the board of the relevant Group Company resolves that such a step should be taken in circumstances where the directors (having taken appropriate professional advice) hold a bona fide belief that the relevant Group Company is insolvent; (ii) as part of a bona fide solvent restructuring; or (iii) where the relevant Group Company is dormant or has net assets below £50,000).

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6. Transactions with Shareholders
Enter into transactions, agreements or arrangements or vary, waive or amend any agreement, in each case with an annual cost in excess of £250,000, between a Group Company and any Shareholder or its Affiliates, other than in accordance with clause 11.2 or clause 11.4 or clause 11.5 or in respect of any distribution agreements entered into in the ordinary course of business and on arm's length terms.
Enter into transactions, agreements or arrangements or vary, waive or amend any agreement between a Group Company and any Shareholder or its Affiliates, other than in accordance with clause 11.2 or clause 11.4 or clause 11.5, which are (i) not on arm's length terms, or (ii) involve the recharge or any central or group costs by a Shareholder or its Affiliate to a Group Company.

7. Activities of the Group
Start an additional line of business (in addition to the Group's two existing principal lines of business, investment management and stewardship, as at the Effective Date) that is outside the scope or nature of the Business.
Cease either of the existing principal lines of business carried on by the Group as at the Effective Date.
For the avoidance of doubt, decisions including those relating to starting, liquidating, merging or divesting individual funds, accounts or other products, or related strategies, or expanding or reducing distribution territories, jurisdictions or methods, among other things, will not constitute reserved matters for the purposes of this Schedule 4.

8. Acquisitions
Acquire any shares or other securities in any body corporate, trust or other entity (other than in the ordinary course of business), or acquire any interest in or all or substantially all of the assets of any business (other than in the ordinary course of business), in each case with a value in excess of £20,000,000, and in each case other than from another Group Company (a Material Business Acquisition).

9. Sale of the Business
Sell or transfer all or a material part of the Business whether by way of sale of shares, assets, business or some other arrangement, in each case where the value of such Business or material part of the Business is in excess of £10,000,000, and whether by a single transaction or series of transactions, related or not (a Material Business Disposal).

10. Joint ventures	Enter into, or terminate any joint venture or partnership arrangement with a value in excess of £10,000,000.
11. Listing	Take steps to list any Securities of any Group Company on a stock exchange or publicly traded market.
12. Borrowings	Enter into any new borrowing facility or issue any loan note, bond or similar debt instrument in excess of £1,000,000.
13. ESG
Make any material changes to the ESG Principles other than ordinary course amendments and evolution which are in alignment with the high environmental, social and governance standards the Group applies.

14. Lendings
Make any loan or advance in excess of £250,000 (other than credit given in the ordinary course of business, or loans or advances to employees in the ordinary course of business, or loans to other Group Companies).

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15. Branding
Change the branding of the Group's services and / or products from "Hermes" provided that the Board may change such branding without approval from Shareholders (a) to incorporate the name "Federated" into such branding, (b) in respect of Group products and services offered or sold in the United States or its territories.

16. Fiscal Year
Alter the accounting reference date/financial year end of any Group Company (except insofar as to comply with applicable accounting standards or applicable law or, with the consent of BTPS not to be unreasonably withheld, to harmonise the Group Company's financial year with that of FII).

17. Authorisation, agreement or negotiation	Authorise or agree to do any of the matters referred to in this Schedule 4.

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SCHEDULE 5
INFORMATION RIGHTS

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PART 1
ACCOUNTS AND PERIODIC ACCOUNTING

Reporting required	Timing
•
Quarterly management accounts of the Group, such accounts:
(a)    to include a consolidated income statement, statement of financial position and cash flow statement for the Group broken down according to the principal divisions of the Group from time to time;
(b)    to refer to any material matter occurring in or relating to the period in question;
(c)    to include a comparison of all such information with the projections and forecasts in the relevant Budget and with the corresponding information for the same period in the preceding year, together with a statement of any material variation from the Budget;
(d)    to itemise all material transactions referred to in the statement of projected capital expenditure included in the relevant Budget and entered into by the Group during that period; and
(e) to include a commentary by the Chief Executive Officer and chief financial officer on the state of the business and finances of the Group.
Draft or estimated reporting to be provided within 15 days of the end of the relevant quarter. Final reporting to be provided within 45 days of the end of the relevant quarter.
2. The audited consolidated annual financial statements and annual report of the Group for each Financial Year.	Within 120 days of the end of the relevant Financial Year.
3. Budget for each Financial Year.	Within 20 days of adoption or any material amendment.

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PART 2
OTHER INFORMATION

Information required
1.    Notice of any event, occurrence or change (including any applicable regulatory or legal development or change) which has or could reasonably be expected to have a material effect (positive or negative) on the business, assets, liabilities, financial or trading position, profitability or prospects of the Group, taken as a whole.

2.    Any information and assistance reasonably requested by BTPS for the purpose of reporting of the fair value the Group on 30 June and 31 December in each year within the time periods reasonably specified by BTPS.

3. Notice of any pending, threatened or expected material litigation, claim or other proceedings involving any Group Company.
4.    Any information and assistance reasonably requested by a Shareholder in connection with the material contracts of the Group and notice of any expected termination, avoidance or recession of any such material contract.

5.    Notice of any offer received from a third party that could reasonably be expected to lead to a disposal of all the Shares or the whole or a substantial part of the undertaking or assets of the Group.

6.    Such other information relating to the business or affairs of the Group as any Shareholder may from time to time reasonably request, including such information as may be required by any Shareholder for the purposes of its regulatory or governmental reporting requirements or its legal obligations.

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SCHEDULE 6
FORM OF DEED OF ADHERENCE
THIS DEED is made on ●
BY: ● of ● (the New Party).
IN FAVOUR OF: Those persons specified in paragraph 4 of this deed.
BACKGROUND:

(A)	The New Party proposes to [purchase] ● shares in the capital of Hermes Fund Managers Limited (the Company).

(B)
This agreement is made by the New Party in compliance with clause 14.1 of a shareholders' agreement dated 2 July 2018 made between the Company, BT Pension Scheme Trustees Limited, Federated Holdings (UK) II Limited and Federated Investors, Inc. (the Shareholders' Agreement).

(C)	The New Party acknowledges that:

(a)	any provision in the Shareholders' Agreement which imposes a detriment on a party in breach:

(i)	protects the legitimate interests of the other party in the enforcement of the obligation breached; and

(ii)	is not out of all proportion to those legitimate interests; and

(b)	it has been properly advised in relation to this this deed of adherence.
THIS DEED WITNESSES as follows:

1.	The New Party confirms that it has been supplied with a copy of the Shareholders' Agreement.

2.
The New Party has agreed to purchase from [insert seller party details] ● shares in the capital of the Company at a purchase price of ● per share and agrees to become a member of the Company and to hold the shares subject to the Shareholders' Agreement and the constitution of the Company.

3.
The New Party undertakes to be bound by the Shareholders' Agreement in all respects as if the New Party was a party to the Shareholders' Agreement and named in it as a Shareholder and to observe and perform all the provisions and obligations of the Shareholders' Agreement applicable to or binding on a Shareholder under the Shareholders' Agreement insofar as they fall to be observed or performed on or after the date of this deed.

4.	This deed is made for the benefit of:

(a)	the parties to the Shareholders' Agreement; and

(b)
every other person who after the date of the Shareholders' Agreement (and whether before or after the execution of this deed) assumes any rights or obligations under the Shareholders' Agreement or accedes to it.

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5.	The address and email address of the New Party for the purposes of clause 21 of the Shareholders' Agreement is as follows:
Address:    ●
Email:    ●
For the attention of:    ●.

6.	This deed and any non-contractual obligations arising out of or in connection with it are governed by the law of England.

7.	Any Dispute arising out of or in connection with this deed must be settled in accordance with clause 24 of the Shareholders' Agreement, which is deemed to be incorporated in full into this deed.
IN WITNESS of which this deed has been executed and has been delivered on the date which appears first on page 1.

EXECUTED AS A DEED by [COMPANY NAME]	) )

_______________________________________		_______________________________________
Signature of director		Signature of [director]/[company secretary][witness]

_______________________________________		_______________________________________
Name of director		Name of [director]/[company secretary][witness]

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SCHEDULE 7
ESG PRINCIPLES
ESG Principles means the Responsible Investment Principles applied by the Group as at the date of this agreement and the Hermes Pledge the Group applied to its own business as at the date of this agreement and with any ordinary course amendments and evolution of those policies and principles which are in alignment with the high environmental, social and governance standards the Group applies.
Responsible Investment Principles means:
Principles derived from the United Nations Principles for Responsible Investment (UNPRI) whereby ESG Factors are incorporated by a fund manager into its investment analysis and decision-making processes; into active ownership policies and practices; into the disclosures sought from the entities into which investments are made; and are adopted in the operation and management of its own business and its engagement with the investment industry more generally.
By way of example, the Company adopts a responsible investment approach that encompasses systematic consideration of a range of non-financial factors alongside more traditional financial analysis of cash-flows and P/E ratios. It involves the incorporation of longer-term risk factors including a company's relationship with its stakeholders as well as its impact, through both its operations and the products and services it offers, on the environment and wider society. It also necessitates recognising the importance of the long-term health and stability of the markets in which it invests.
ESG Factors means:

Environmental, social and governance factors (ESG). Examples of ESG factors include (1) Environmental: climate change, greenhouse gas (GHG) emissions, resource depletion, including water, waste and pollution, deforestation (2) Social: working conditions, including slavery and child labour, local communities, including indigenous communities, conflict, health and safety, employee relations and diversity (3) Governance: executive pay, bribery and corruption, political lobbying and donations, board diversity and structure, and tax strategy. It is not possible to provide an exhaustive list of ESG factors as the implications of "non-financial" influences on long-term investment prospects continually evolves and is influenced by both industry, geography and asset class.
By way of example, in operating its business and in the management of assets on behalf of clients, the Company recognises that companies are not abstract entities but are composed of people and operate within communities. It is self-evident therefore that companies have responsibilities towards those individuals whom they employ as well as the communities in which they operate; both are rich sources of capital for a company but need to be managed with integrity. The observance of basic human and labour rights, developing the full potential and productivity of human capital and effectively combating bribery and corruption are essential for the long-term sustainability of companies and ultimately maintaining their license to operate.

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SCHEDULE 8
DEFINITIONS AND INTERPRETATION

1.	Definitions
In this agreement:
Affiliate means:

(a)	in respect of any individual:

(i)	any Relative of that individual;

(ii)	any entity Controlled by that individual or one or more Relatives of that individual;

(iii)	the executor of that individual's estate; and

(iv)	any trust for the benefit of that individual or one or more Relatives of that individual;

(b)	in respect of any entity, a second entity that:

(i)	Controls the first entity;

(ii)	is under the Control of the first entity; or

(iii)	is under the Control of a third entity that Controls the first entity;

(c)	in respect of a Nominated Director:

(i)	any Affiliate within the meaning of paragraph (a) above; and

(ii)	the Nominated Director's Appointer or any of its Affiliates within the meaning of paragraph (a) above; and

(d)	in respect of any body corporate:

(i)	any Affiliate within the meaning of paragraph (b) above; and

(ii)	any shareholder or director of that body corporate;

(e)
in respect of BTPS also includes any replacement or additional trustee of the Scheme, any custodian of the Scheme and any Affiliate within the meaning of paragraph (b) of such replacement or additional trustee or custodian;

Agreed Form means, in relation to any documents, the form of that document which is initialled for the purposes of identification by or on behalf of each of the parties;
Anti-Corruption Policies has the meaning given in clause 17;
Appointer means, in relation to a Nominated Director, the person who appointed that Director under clause 5.1;

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Associated Person means, in relation to a body corporate, a person (including an employee, agent or Subsidiary of that body corporate) who performs services for or on behalf of that body corporate;
Beneficiary means BTPS;
Board means the board of directors of the Company;
BTPS Nominated Director has the meaning given in clause 5.1(b) and shall include any alternate of that Director;
Budget means the budget for the Group for a Financial Year set under clause 8;
Business means the asset management and advisory business and stewardship business of the Company and its Affiliates conducted in a manner that is consistent with the ESG Principles, and any alternation or development of such businesses as may be approved from time to time in accordance with this agreement;
Business Day means a day other than a Saturday, Sunday or public holiday on which banks are generally open in London and New York for normal business;
Chief Executive Officer means the chief executive officer of the Group from time to time appointed in accordance with clause 6.2;
Constitution means the constitution of the Company in Agreed Form, as amended from time to time;
Control means:

(a)	owning or controlling (directly or indirectly) more than 50% of the voting share capital of the relevant undertaking; or

(b)	being able to direct the casting of more than 50% of the votes exercisable at general meetings of the relevant undertaking on all, or substantially all, matters; or

(c)	having the right to appoint or remove directors of the relevant undertaking holding a majority of the voting rights at meetings of the board on all, or substantially all, matters; or

(d)	having the power to determine the conduct of business affairs of an undertaking (whether through ownership of equity interest or partnership or other ownership interests, by contract or otherwise), and Controlled and Controlling Interest shall have a corresponding meaning;
Deed of Adherence means a deed of adherence to this agreement to be executed by any transferee of a Share substantially in the form set out in Schedule 6;
Director means a director of the Company;
Discloser has the meaning given in clause 19.4;
Dispose means, in relation to any Share:

(a)	to sell, transfer, assign, swap, surrender, gift, declare a trust over, or otherwise dispose of, deal with or Encumber, any legal or equitable interest in the Share;

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(b)	to do anything which has the effect of placing a person in substantially the same position as that person would have been in, had any of the things mentioned in paragraph (a) above been done; or

(c)	to authorise, agree to or attempt to do any of the things mentioned in paragraph (a) or (b) above, and the term Disposal has a corresponding meaning;
Dispute means any dispute, claim, difference or controversy arising out of, relating to or having any connection with this agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it;
Dividend includes a dividend or other distribution in kind or in cash;
Effective Date means the date on which this agreement takes effect in accordance with clause 3;
Encumbrance means a mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), and the term Encumber has a corresponding meaning;
Equity Proportion means, in relation to a Shareholder, the total number of Shares held by that Shareholder from time to time divided by (i) the total number of Shares in issue from time to time plus (ii) where such rights entitle the holder thereof to participate in an offer of new Shares, the aggregate number of Shares in respect of which rights to subscribe have been granted or allocated (whether conditionally or unconditionally) to or for the benefit of, or reserved for, management or employees of the Group, expressed as a percentage;
ESG Principles has the meaning given in Schedule 7;
FCA means the UK Financial Conduct Authority and any successor regulatory authority from time to time;
FCA Handbook means the handbook of rules and guidance maintained by the FCA from time to time;
Federated Distribution Agreements means the distribution agreements, each of which shall be on arm's length terms, to be entered into on or after the Effective Date between the Company or other Group Companies on the one hand and members of the FII group on the other, for the distribution by members of the FII group of products and services of Group Companies;
Federated Nominated Directors has the meaning given in clause 5.1(c) and shall include any alternate of any such Director;
Financial Year means a period starting on 1 January of any year and ending on 31 December of the same year;
Government Agency means any government, any department, officer or minister of any government and any governmental, semi-governmental, administrative, regulatory, fiscal, judicial or quasi-judicial agency, authority, board, commission, tribunal or entity;

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Group means the Company and its Subsidiaries from time to time and Group Company means any of them;
group means an Ultimate Holding Company and its Subsidiaries and group member has a corresponding meaning;
Hermes Distribution Agreements means the distribution agreements, each of which shall be on arm's length terms, to be entered into on or after the Effective Date between the Company or other Group Companies on the one hand and members of the FII group on the other, for the distribution by Group Companies of products and services of the FII group;
Holding Company has the meaning given in paragraph 2 below;
Independent Directors means the directors appointed in accordance with clauses 5.1(f) and 5.3;
Initial Budget means the initial budget of the Group for the 2018 Financial Year in the Agreed Form;
Insolvency Event means, in respect of any person:

(a)	the person is unable to, or states that it is unable to, pay its debts as they fall due or stops or threatens to stop paying its debts as they fall due;

(b)	any indebtedness of the person is subject to a moratorium;

(c)	a liquidator, provisional liquidator or administrator has been appointed to any property of the person or an event occurs which gives any other person a right to seek such an appointment;

(d)
an order has been made, a resolution has been passed or proposed in a notice of meeting or in an announcement to any recognised securities exchange, or an application to court has been made for the winding-up or dissolution of the person or for the entry into of any arrangement, compromise or composition with, or assignment for the benefit of, creditors of the person or any class of them, and that order, resolution or application has not been stayed, lifted or discharged within 60 days of the date of such order, resolution or application;

(e)	a trustee has been appointed to take control of the property of the person in connection with a proposal to enter into a personal insolvency agreement;

(f)
an order has been made or an application to court has been made for bankruptcy of the person, and that order or application has not been stayed, lifted or discharged within 60 days of the date of such order or application; or

(g)
the person has otherwise become, or is otherwise taken to be, insolvent in any jurisdiction or an event occurs in any jurisdiction in relation to the person which is analogous to, or which has a substantially similar effect to, any of the events referred to in paragraphs (a) to (f) above;

Interest means, in relation to any person, any direct or indirect financial or commercial interest of that person or its Affiliates arising from any existing or proposed arrangement, contract, litigation or other proceeding between any Group Company and that person or any of its Affiliates, where such arrangement, contract, litigation or other proceeding can be reasonably considered to be material in the context of the business of the Group taken as a whole;

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Loss means all losses, damages, costs, expenses, charges and other liabilities whether present or future, fixed or unascertained, actual or contingent;
Material Business Acquisition has the meaning given in paragraph 8 of Schedule 4;
Material Business Disposal has the meaning given in paragraph 9 of Schedule 4;
New LTIP has the meaning given to it in the SPA;
New Party has the meaning given in clause 14.1;
Nominated Director means a Director appointed under clause 5.1 (and includes any alternate of that Director);
Permitted Transferee means:

(a)
in relation to a Shareholder that is a body corporate, a member of the same Wholly Owned Group as that Shareholder provided that, in relation to Federated (and any transferee of Federated), the transferee must also be a Wholly Owned Subsidiary of FII; and

(b)
in relation to BTPS, any replacement or additional trustee of the Scheme and any custodian of the Scheme and any member of the same Wholly Owned Group as such replacement or additional trustee or custodian.

Put and Call Option Deed means the deed dated the same date as this agreement between BTPS, Federated and FII relating to shares in the Company;
Regulatory Capital Target Amount means the Group's required regulatory capital as determined in accordance with applicable requirements and shown in the Company's then most recent Internal Capital Adequacy Assessment Process (ICAAP) submission to the FCA, inclusive of any regulatory capital planning buffer required by the FCA, plus a discretionary safe margin buffer of capital, all as determined in good faith by the Board, in each case calculated using methodology consistent with the calculation of the Company's ICAAP for prior recent years, applicable FCA requirements, usual industry practice and past practices, and applied by the Company from time to time;
Relative means, in relation to an individual:

(a)	the spouse, parent, son, daughter, brother or sister (whether by blood or adoption) of that individual; or

(b)	any person married to any of the persons specified in paragraph (a);
Relevant Date means the date on which a party becomes a party to this agreement whether as an original party or by executing a Deed of Adherence in accordance with clause 14;
Representative means, in relation to a person, any director, officer or employee of, and any accountant, auditor, financier, financial adviser, legal adviser, technical adviser or other expert adviser or consultant to, that person;
Securities means:

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(a)	Shares or any other class of shares in the Company or any other equity securities in the Company; and

(b)
options, warrants, notes, bonds or other securities or debt (i) convertible into, or exchangeable for, Shares or any other class of shares or any other equity securities in the Company or (ii) containing equity features or containing profit participation features;

Senior Employee means any person employed or engaged by a Group Company who (a) holds the position of 'Director' or above; or (b) has an annual basic salary of £150,000 or more, or any person who has had such a position within the Group within the twelve months prior to the relevant time;
Share means an ordinary share in the capital of the Company;
Shareholder means a registered holder of Shares (or whose custodian or nominee is the registered holder) who is party to this agreement as an original party (being Federated and BTPS as at the date of this agreement) or by having executed a Deed of Adherence in accordance with clause 14;
Shareholder Approval means an approval given in accordance with clauses 6.3 and 6.4;
SPA means the share sale and purchase agreement entered into between BTPS and the Federated Parties relating to the sale and purchase of shares in the Company;
Subsidiary has the meaning given in paragraph 2 below;
Surviving Clauses means clause 1, clause 15.1 (for two years), clause 19, clause 21, clause 23 and clause 24;
Transaction Document means this agreement, the Constitution, the Put and Call Option Deed, the long term incentive plan to be adopted by the Company on or around the Effective Date and the SPA;
Ultimate Holding Company means a Holding Company which is not itself a Subsidiary; and
Warranties means the warranties given by the parties under clause 16.

2.	Subsidiary, Holding Company, Wholly Owned Subsidiary and Wholly Owned Group
For the purposes of this agreement:

(a)	A company is a Subsidiary of another company, its Holding Company, if that other company:

(i)	holds a majority of the voting rights in it;

(ii)	is entitled to a majority of the profits or capital distributed or returned by it; or

(iii)	is a member of it and has the right to appoint or remove a majority of its board of directors; or

(iv)	is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it, or if it is a Subsidiary of a company that is itself a Subsidiary of that other company.

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(b)
A company is a Wholly Owned Subsidiary of another company (HoldCo) if it has no members other than HoldCo and HoldCo's wholly owned Subsidiaries or persons acting on behalf of HoldCo or its wholly owned Subsidiaries.

(c)
Wholly Owned Group means a body corporate and any Holding Company of which it is a Wholly Owned Subsidiary and any other Wholly Owned Subsidiaries of that Holding Company (including any Wholly Owned Subsidiary of the body corporate).

(d)	In this paragraph 2, company includes any body corporate.

3.	Reasonable endeavours
Except as otherwise expressly provided in this agreement, any provision of this agreement which requires a party to use reasonable endeavours or all reasonable endeavours, or to take all steps reasonably necessary, to procure that something is performed or occurs does not impose any obligation to:

(a)	commence any legal action or proceeding against any person;

(b)	procure absolutely that that thing is done or happens;

(c)	incur a material expense, except where that provision expressly specifies otherwise; or

(d)
accept any undertakings or conditions, or waive any fees, required by any third party if those undertakings or conditions, or waivers in the reasonable opinion of the party required to give such undertakings or satisfy such conditions or waive such fees, are materially adverse to its commercial interests or fundamentally or materially alter the basis on which it originally agreed to the arrangements the subject of this agreement.

4.	Things required to be done other than on a Business Day
Unless otherwise indicated, where the day on which any act, matter or thing is to be done is a day other than a Business Day, that act, matter or thing must be done on or by the next Business Day.

5.	Several liability
Where any obligation, representation, warranty or undertaking in this agreement is expressed to be made, undertaken or given by two or more parties, those parties will be taken to be severally liable in respect of it, unless this agreement expressly provides otherwise.

6.	Other rules of interpretation
In this agreement:

(a)	any reference, express or implied, to any legislation in any jurisdiction includes:

(i)	that legislation as amended, extended or applied by or under any other legislation made before or after execution of this agreement;

(ii)	any legislation which that legislation re‑enacts with or without modification; and

(iii)	any subordinate legislation made before or after execution of this agreement under that legislation, including (where applicable) that legislation as amended, extended or

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applied as described in paragraph 17(a)(i), or under any legislation which it re‑enacts as described in paragraph 17(a)(ii);

(b)
references to persons or entities include natural persons, partnerships, companies, bodies corporate, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality);

(c)	references to an individual or a natural person include his estate and personal representatives;

(d)	subject to clause 23.2, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party;

(e)
references to any English legal term for any action, remedy, method or judicial or arbitral proceeding, legal document, legal status, court, arbitral tribunal, official or any legal concept or thing must, in respect of any jurisdiction other than England, be taken to include what most nearly approximates in that jurisdiction to the English legal term;

(f)
a reference to this agreement or any other document is a reference to this agreement or that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this agreement) at any time;

(g)	unless otherwise indicated, a reference to any time is a reference to that time in London;

(h)	a reference to £ or pounds is to British pounds sterling or its equivalent in any other relevant currency;

(i)	the phrases "to the extent" and "to the extent that" are used to indicate an element of degree and are not synonymous with the word "if";

(j)	singular words include the plural and vice versa;

(k)	a word of any gender includes the corresponding words of any other gender;

(l)	if a word or phrase is defined, other grammatical forms of that word have a corresponding meaning;

(m)
general words must not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words, and references to "includes" mean "includes without limitation"; and

(n)	nothing is to be construed adversely to a party just because that party put forward this agreement or the relevant part of this agreement.

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SIGNATORIES

EXECUTED as a DEED by HERMES FUND MANAGERS LIMITED acting by the director herein named in the presence of:		) ) ) ) )	/s/ Saker Nusseibeh Name: Saker Nusseibeh
Witness:	Signature: Name: Address: Occupation:	/s/ Joseph Kagan Joseph Kagan 150 Cheapside London EC2V 6ET Solicitor

SIGNATURE PAGE – SHAREHOLDERS’ AGREEMENT

EXECUTED as a DEED by BT PENSION SCHEME TRUSTEES LIMITED in its capacity as trustee for and on behalf of the BT Pension Scheme acting by the director herein named in the presence of:		) ) ) ) )	/s/ John Wroe Name: John Wroe
Witness:	Signature: Name: Address: Occupation:	/s/ Mrs. Kate Tollis Mrs. Kate Tollis One America Square London EC3N 2LB Manager

SIGNATURE PAGE – SHAREHOLDERS’ AGREEMENT

EXECUTED as a DEED by FEDERATED HOLDINGS (UK) II LIMITED acting by the authorised signatory named in the presence of:		) ) ) ) )	………………………………………………………. Name: /s/ Denis McAuley, III Designation: Director
Witness:	Signature: Name: Address: Occupation:	/s/ George F. Magera George F. Magera 1001 Liberty Avenue, Pittsburgh, PA 15222 Deputy General Counsel

SIGNATURE PAGE – SHAREHOLDERS’ AGREEMENT

EXECUTED as a DEED by FEDERATED INVESTORS, INC. acting by the authorised signatory named in the presence of:		) ) ) ) )	………………………………………………………. Name: /s/ Thomas R. Donahue Designation: Chief Financial Officer
Witness:	Signature: Name: Address: Occupation:	/s/ George F. Magera George F. Magera 1001 Liberty Avenue Pittsburgh, PA 15222 Assistant Secretary

SIGNATURE PAGE – SHAREHOLDERS’ AGREEMENT

SIGNATURE PAGE – SHAREHOLDERS’ AGREEMENT

DOCUMENTS IN THE AGREED FORM

1.	CONSTITUTION

2.	INITIAL BUDGET

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3.	NEW LTIP AND SHARE INCENTIVE PLAN

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